Exhibit (s)(3)

The information in this preliminary prospectus supplement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This preliminary prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

[FORM OF PROSPECTUS SUPPLEMENT TO BE USED IN

CONJUNCTION WITH FUTURE PREFERRED STOCK OFFERINGS]

PRELIMINARY PROSPECTUS SUPPLEMENT

(to Prospectus dated                 , 201 )

Shares

EAGLE POINT INCOME COMPANY INC.

% Series Preferred Stock due

Liquidation Preference $       per share

We are an externally managed, non-diversified closed-end management investment company that has registered as an investment company under the Investment Company Act of 1940, as amended. Our primary investment objective is to generate high current income, with a secondary objective to generate capital appreciation. We seek to achieve our investment objectives by investing primarily in junior debt tranches of collateralized loan obligations, or “CLOs,” that are collateralized by a portfolio consisting primarily of below investment grade U.S. senior secured loans with a large number of distinct underlying borrowers across various industry sectors. We focus on CLO debt tranches rated “BB” (or its equivalent) by Moody’s Investors Service, Inc., Standard & Poor’s, Fitch Ratings, Inc. and/or other applicable nationally recognized statistical rating organizations. We may also invest in other junior debt tranches of CLOs, senior debt tranches of CLOs and other related securities and instruments. In addition, we may invest up to 20% of our total assets (at the time of investment) in CLO equity securities (primarily via minority ownership positions) and related securities and instruments. We may also invest in other securities and instruments that Eagle Point Income Management LLC believes are consistent with our investment objectives. The CLO securities in which we primarily seek to invest are rated below investment grade or, in the case of CLO equity, are unrated and are considered speculative with respect to timely payment of interest and repayment of principal. Below investment grade and unrated securities are also sometimes referred to as “junk” securities.

We were organized as EP Income Company LLC, a Delaware limited liability company, on September 28, 2018, and converted into a Delaware corporation on October 16, 2018. Eagle Point Income Management LLC, or the “Adviser,” is our investment adviser and manages our investments subject to the supervision of our board of directors. An affiliate of the Adviser, Eagle Point Credit Management LLC, or “Eagle Point Credit Management,” provides investment professionals and other resources to Eagle Point Income Management as Eagle Point Income Management may determine to be reasonably necessary to conduct its operations. The Adviser, collectively with Eagle Point Credit Management, as of June 30, 2019, had $2.8 billion in total assets under management for investment in CLO securities and related investments, including capital commitments that were undrawn as of such date. Eagle Point Administration LLC, an affiliate of the Adviser, or the “Administrator,” serves as our administrator.

We are offering shares of our % Series Preferred Stock due , or the “Series Preferred Stock.” We are required to redeem all outstanding shares of the Series Preferred Stock on at a redemption price of $ per share, or the “Liquidation Preference,” plus accumulated but unpaid dividends, if any, to, but excluding, the redemption date. At any time on or after , we may, at our sole option, redeem the outstanding shares of the Series Preferred Stock at a redemption price per share equal to the Liquidation Preference plus accumulated but unpaid dividends, if any, to, but excluding, the redemption date. In addition, if we fail to maintain asset coverage of at least 200%, we will be required to redeem shares of our preferred stock, including the Series Preferred Stock, at least equal to the lesser of (1) the minimum number of shares of preferred stock that will result in our having asset coverage of at least 200%, and (2) the maximum number of shares of preferred stock that can be redeemed out of funds legally available for such redemption. We intend to pay monthly dividends on the Series Preferred Stock at an annual rate of % of the Liquidation

Preference, or $ per share per year, beginning on . The Series Preferred Stock will rank senior in right of payment to our common stock, will rank equally in right of payment with any shares of preferred stock we have issued or may issue in the future and will be subordinated in right of payment to any senior indebtedness[, of which we currently have none]. Each holder of the Series Preferred Stock will be entitled to one vote on each matter submitted to a vote of our stockholders, and the holders of all of our outstanding preferred stock and common stock will generally vote together as a single class. The holders of shares of the Series Preferred Stock (and any additional series of preferred stock we have issued or may issue in the future) are entitled as a class to elect two of our directors and, if dividends on any outstanding shares of our preferred stock are in arrears by two years or more, to elect a majority of our directors.

[We intend to list the Series Preferred Stock on the New York Stock Exchange under the ticker symbol “ “ so that trading will begin within 30 days after the date of this prospectus supplement, subject to notice of issuance. Our common stock is traded on the New York Stock Exchange under the symbol “EIC.”] We determine the net asset value per share of our common stock on a quarterly basis. The net asset value per share of our common stock as of , 20 was $ .

Investing in the Series Preferred Stock involves a high degree of risk, including the risk of a substantial loss of investment. Before purchasing any shares of the Series Preferred Stock, you should read the discussion of the principal risks of investing in the Series Preferred Stock, which are summarized in “Risk Factors” beginning on page S-15 of this prospectus supplement and on page [•] in the accompanying prospectus.

This prospectus supplement contains important information you should know before investing in the Series Preferred Stock. Please read this prospectus supplement and the accompanying prospectus before you invest and retain them for future reference. We file annual and semi-annual stockholder reports, proxy statements and other information with the Securities and Exchange Commission, or the “SEC.” To obtain this information free of charge or make other inquiries pertaining to us, please visit our website (www.eaglepointincome.com) or call (844) 810-6501 (toll-free). You may also obtain a copy of any information regarding us filed with the SEC from the SEC’s website (www.sec.gov).

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

		Per Share		Total
Public offering price	$		$
Sales load (underwriting discounts and commissions)	$		$
Proceeds to us (before expenses)(1)	$		$

In addition, the underwriters may purchase up to an additional      shares of Series Preferred Stock at the public offering price, less the sales load payable by us, to cover overallotments, if any, within      days from the date of this prospectus supplement. If the underwriters exercise this option in full, the total sales load paid by us will be $       , and total proceeds, before expenses, will be $      .

(1)	Total offering expenses payable by us, excluding sales load, are estimated to be $ .

The underwriters are offering the Series Preferred Stock as set forth in “Underwriting.” Delivery of the Series Preferred Stock will be made on or about       , 20 .

The date of this prospectus supplement is       , 20

IMPORTANT NOTICE REGARDING ELECTRONIC DELIVERY

Beginning in February 2021, as permitted by regulations adopted by the SEC, paper copies of shareholder reports for Eagle Point Income Company Inc. (the “Company”) will no longer be sent by mail, unless you specifically request paper copies of the reports from the Company or from your financial intermediary, such as a broker-dealer or bank. Instead, the reports will be made available on the Company’s website, and you will be notified by mail each time a report is posted and provided with a website link to access the report.

If you already elected to receive shareholder reports electronically, you will not be affected by this change and you do not need to take any action. For shareholder reports and other communications from the Company issued prior to February 2021, you may elect to receive such reports and other communications electronically. If you own shares of the Company through a financial intermediary, you may contact your financial intermediary to elect to receive materials electronically. You may also visit www.fundreports.com or call 1-866-345-5954. If you own shares of the Company directly, you may contact us at 1-844-810-6501.

You may elect to receive all future reports in paper, free of charge. If you own shares of the Company through a financial intermediary, you may contact your financial intermediary to elect to continue to receive paper copies of your shareholder reports after February 2021. You may also visit www.fundreports.com or call 1-866-345-5954. If you make such an election through your financial intermediary, your election to receive reports in paper may apply to all funds held through your financial intermediary. If you own shares of the Company directly, you may contact us at 1-844-810-6501.

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement is accurate only as of the date on the front cover of this prospectus supplement and the information appearing in the accompanying prospectus is accurate only as of the date on its front cover. Our business, financial condition, results of operations, cash flows and prospects may have changed since these dates. We will update these documents to reflect material changes only as required by law. We are offering to sell, and seeking offers to buy, securities only in jurisdictions where offers are permitted.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus, the information in this prospectus supplement shall control. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading, “Available Information” before investing in our preferred stock

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

Page
[Insert table of contents from base prospectus.]

PROSPECTUS SUPPLEMENT SUMMARY

The following summary contains basic information about this offering. It is not complete and may not contain all the information that is important to a decision to invest in the Series Preferred Stock. You should read carefully the more detailed information set forth under “Risk Factors” in this prospectus supplement and beginning on page [•] in the accompanying prospectus and the other information included in this prospectus supplement and the accompanying prospectus. Except where the context suggests otherwise, the terms:

•	The “Company,” “we,” “us” and “our” refer to Eagle Point Income Company Inc., a Delaware corporation or, for periods prior to our conversion to a corporation, EP Income Company LLC, a Delaware limited liability company;

•	“Eagle Point Income Management” and “Adviser” refer to Eagle Point Income Management LLC, a Delaware limited liability company;

•	“Eagle Point Administration” and “Administrator” refer to Eagle Point Administration LLC, a Delaware limited liability company; and

•	“Risk-adjusted returns” refers to the profile of expected asset returns across a range of potential macroeconomic scenarios, and does not imply that a particular strategy or investment should be considered low-risk.

Eagle Point Income Company Inc.

We are an externally managed, non-diversified closed-end management investment company that has registered as an investment company under the Investment Company Act of 1940, as amended, or the “1940 Act.” We intend to elect to be treated, and intend to qualify annually, as a regulated investment company, or “RIC,” under Subchapter M of the Internal Revenue Code of 1986, as amended, or the “Code,” beginning with our tax year ended December 31, 2018. We were formed on September 28, 2018 as EP Income Company LLC, a Delaware limited liability company, and converted into a Delaware corporation on October 16, 2018.

Our primary investment objective is to generate high current income, with a secondary objective to generate capital appreciation. We seek to achieve our investment objectives by investing primarily in junior debt tranches of CLOs, that are collateralized by a portfolio consisting primarily of below investment grade U.S. senior secured loans with a large number of distinct underlying borrowers across various industry sectors. We focus on CLO debt tranches rated “BB” (e.g., BB+, BB or BB−, or their equivalent) by Moody’s Investors Service, Inc., or “Moody’s,” Standard & Poor’s, or “S&P,” or Fitch Ratings, Inc., or “Fitch,” and/or other applicable nationally recognized statistical rating organizations. We refer to such debt tranches in this prospectus as “BB-Rated CLO Debt.” We may also invest in other junior debt tranches of CLOs, senior debt tranches of CLOs and other related securities and instruments. In addition, we may invest up to 20% of our total assets (at the time of investment) in CLO equity securities (primarily via minority ownership positions) and related securities and instruments. We may also invest in other securities and instruments that the Adviser believes are consistent with our investment objectives. The amount that we will invest in other securities and instruments, which may include investments in debt and other securities issued by CLOs collateralized by non-U.S. loans or securities of other collective investment vehicles, will vary from time to time and, as such, may constitute a material part of our portfolio on any given date, all as based on the Adviser’s assessment of prevailing market conditions. The CLO securities in which we primarily seek to invest are rated below investment grade or, in the case of CLO equity securities, are unrated and are considered speculative with respect to timely payment of interest and repayment of principal. Below investment grade and unrated securities are also sometimes referred to as “junk” securities.

These investment objectives are not fundamental policies of ours and may be changed by our board of directors without prior approval of our stockholders. See “Business” in the accompanying prospectus.

We pursue a differentiated strategy within the CLO debt market premised upon our Adviser’s strong emphasis on assessing the skill of CLO collateral managers and analyzing the structure of a CLO.

We believe that the Adviser’s Senior Investment Team’s (as defined below) direct and often longstanding relationships with CLO collateral managers and its CLO structural expertise, and the relative scale of the Adviser and its affiliates in the CLO market are competitive advantages as we seek to achieve our investment objectives.

We seek to construct a portfolio of CLO securities that provides varied exposure across several key categories, including:

•	number and investment style of CLO collateral managers; and

•	CLO vintage period.

We believe that we are structured as an efficient vehicle for investors to gain exposure to the types of CLO securities and related investments historically accessed by primarily institutional investors. We believe that our closed-end fund structure allows the Adviser to take a long-term view from a portfolio management perspective without the uncertainty posed by redemptions in an open-end fund structure. As such, the Adviser can focus principally on maximizing long-term risk-adjusted returns for the benefit of stockholders.

Eagle Point Income Management

Eagle Point Income Management, our investment adviser, manages our investments subject to the supervision of our board of directors pursuant to an investment advisory agreement, or the “Investment Advisory Agreement.” An affiliate of the Adviser, Eagle Point Credit Management, provides investment professionals and other resources under a personnel and resources agreement, or the “Personnel and Resources Agreement,” to Eagle Point Income Management as Eagle Point Income Management may determine to be reasonably necessary to the conduct of its operations. An affiliate of the Adviser, Eagle Point Administration, performs, or arranges for the performance of, our required administrative services. For a description of the fees and expenses that we pay to the Adviser and the Administrator, see “The Adviser and the Administrator — Investment Advisory Agreement — Management Fee” and “The Adviser and the Administrator — The Administrator and the Administration Agreement” in the accompanying prospectus.

The Adviser is registered as an investment adviser with the SEC. The Adviser, collectively with Eagle Point Credit Management, which, as of June 30, 2019, had approximately $2.8 billion of total assets under management for investment in CLO securities and related investments, including capital commitments that were undrawn as of such date. Based on Eagle Point Credit Management’s CLO equity assets under management, the Adviser believes that, collectively with Eagle Point Credit Management, it is among the largest CLO equity investors in the market. The Adviser was established in September 2018 and Eagle Point Credit Management was established in 2012. The Adviser is primarily owned by the Trident V Funds (as defined below) through intermediary holding companies. Additionally, Aerie Income LLC, or “Aerie”, a Delaware limited liability company, and an affiliate of Cavello Bay Reinsurance Limited, also indirectly owns a portion of the limited liability company interests in the Adviser. The Senior Investment Team also holds an indirect ownership interest in the Adviser. The Adviser is ultimately governed through intermediary holding companies by a board of managers, or the “Adviser’s Board of Managers,” which includes Mr. Majewski and certain principals of Stone Point Capital LLC, or “Stone Point.” The Adviser’s Board of Managers is also responsible for governance and oversight of certain affiliates of the Adviser, including Eagle Point Credit Management. See “The Adviser and the Administrator” in the accompanying prospectus.

Stone Point is the investment manager of Trident V, L.P. and related investment vehicles, which we refer to collectively as the “Trident V Funds.” Stone Point, an investment adviser registered with the SEC, is a specialized private equity firm focused on the financial services industry. Since its inception, Stone Point (including a predecessor entity) has raised seven private equity funds with aggregate committed capital of approximately $19 billion.

The Adviser’s “Senior Investment Team” is led by Mr. Majewski, Managing Partner of the Adviser, and is also comprised of Daniel W. Ko, Portfolio Manager, and Daniel M. Spinner, Portfolio Manager. The Senior Investment Team is primarily responsible for our day-to-day investment management and the implementation of our investment strategy and process.

Each member of the Senior Investment Team is a CLO industry specialist who has been directly involved in the CLO market for the majority of his career and has built relationships with key market participants, including CLO collateral managers, investment banks and investors. Members of the Senior Investment Team have been involved in the CLO market as:

•	the head of the CLO business at various investment banks;

•	a lead CLO structurer and collateralized debt obligation, or “CDO,” workout specialist at an investment bank;

•	a CLO equity and debt investor;

•	principal investors in CLO collateral management firms; and

•	a lender and mergers and acquisitions adviser to CLO collateral management firms.

We believe that the complementary, yet highly specialized, skill set of each member of the Senior Investment Team provides the Adviser with a competitive advantage in its CLO-focused investment strategy. See “The Adviser and the Administrator — Portfolio Managers” in the accompanying prospectus.

In addition to managing our investments, the Adviser’s affiliates and the members of the Senior Investment Team manage investment accounts for other clients, including Eagle Point Credit Company Inc., or “ECC,” a publicly traded, closed-end management investment company that is registered under the 1940 Act and for which Eagle Point Credit Management serves as investment adviser, privately offered pooled investment vehicles and several institutional separate accounts. Many of these accounts pursue an investment strategy that substantially or partially overlaps with the strategy that we pursue.

CLO Overview

We pursue an investment strategy focused on investing primarily in junior debt tranches of CLOs. The CLOs that we primarily target are securitization vehicles that pool portfolios of primarily below investment grade U.S. senior secured loans. Such pools of underlying assets are often referred to as CLO “collateral.” While the vast majority of the portfolio of most CLOs consists of senior secured loans, many CLOs enable the CLO collateral manager to invest up to 10% of the portfolio in assets that are not first lien senior secured loans, including second lien loans, unsecured loans, senior secured bonds and senior unsecured bonds.

CLOs are generally required to hold a portfolio of assets that is highly diversified by underlying borrower and industry and that is subject to a variety of asset concentration limitations. Most CLOs are non-static, revolving structures that generally allow for reinvestment over a specific period of time (the “reinvestment period”, which is typically up to five years). The terms and covenants of a typical CLO structure are, with certain exceptions, based primarily on the cash flow generated by, and the par value (as opposed to the market price) of, the collateral. These covenants include collateral coverage tests, interest coverage tests and collateral quality tests.

A CLO funds the purchase of a portfolio of primarily senior secured loans via the issuance of CLO equity and debt securities in the form of multiple, primarily floating rate, debt tranches. The CLO debt tranches typically are rated “AAA” (or its equivalent) at the most senior level down to “BB” or “B” (or its equivalent), which is below investment grade, at the junior level by Moody’s, S&P and/or Fitch. The interest rate on the CLO debt tranches is the lowest at the AAA-level and generally increases at each level down the rating scale. The CLO equity tranche is unrated and typically represents approximately 8% to 11% of a CLO’s capital structure. Below investment grade and unrated securities are sometimes referred to as “junk” securities.

The diagram below is for illustrative purposes only. The CLO structure highlighted below is a hypothetical structure intended to depict an average CLO in the market. A minority of CLOs also include a B-rated debt tranche (in which we may invest), and the structure of CLOs in which we invest may otherwise vary from the example set forth below.

CLOs have two priority-of-payment schedules (commonly called “waterfalls”), which are detailed in a CLO’s indenture and which govern how cash generated from a CLO’s underlying collateral is distributed to the CLO’s debt and equity investors. One waterfall (the interest waterfall) applies to interest payments received on a CLO’s underlying collateral. The second waterfall (the principal waterfall) applies to cash generated from principal on the underlying collateral, primarily through loan repayments and the proceeds from loan sales. Through the interest waterfall, any excess interest-related cash flow available after the required quarterly interest payments to CLO debt investors are made and certain CLO expenses (such as administration and collateral management fees) are paid is then distributed to the CLO’s equity investors each quarter, subject to compliance with certain tests. Please see “Business — CLO Overview” in the accompanying prospectus for a more detailed description of a CLO’s typical structure and certain key terms and conditions thereof.

A CLO’s indenture typically requires that the maturity dates of a CLO’s assets (typically five to eight years from the date of issuance of a senior secured loan) be shorter than the maturity date of the CLO’s liabilities (typically 12 to 13 years from the date of issuance). However, CLO investors do face reinvestment risk with respect to a CLO’s underlying portfolio. In addition, in most CLO transactions, CLO debt investors are subject to prepayment risk in that the holders of a majority of the equity tranche can direct a call or refinancing of a CLO, which would cause the CLO’s outstanding CLO debt securities to be repaid at par. See “Risk Factors — Risks Related to Our Investments — We and our investments are subject to reinvestment risk” in the accompanying prospectus.

Investment Opportunity

We seek to achieve our investment objectives by investing primarily in junior debt tranches of CLOs and focus on BB-Rated CLO Debt.

Based on the Senior Investment Team’s experience, we believe that the CLO market has experienced a significant evolution in the buyer base for BB-Rated CLO Debt. Prior to a few years ago, BB-Rated CLO Debt was primarily acquired and traded by hedge funds with a shorter term investment horizon. As of the date of this prospectus, the Adviser believes that a significant amount of the demand for BB-Rated CLO Debt comes from longer term-oriented and sophisticated institutional investors such as asset managers, insurance companies and pension funds. We believe that increased interest in BB-Rated CLO Debt by these categories of institutional investors is driven at least in part by a view that investing in BB-Rated CLO Debt presents an attractive alternative to high-yield bond exposure and a complement to direct exposure to senior secured loans, and suggests that the BB-Rated CLO Debt market is maturing.

We believe that BB-Rated CLO Debt has the following attractive fundamental attributes:

•	Expected protection against rising interest rates: Similar to the senior secured loans that serve as the underlying collateral for CLOs, BB-Rated CLO Debt is a floating rate security that pays interest based on the 3-month London Interbank Offered Rate, or “LIBOR,” plus a spread and, as a result, is expected to have lower interest rate risk than high-yield bonds, which are fixed income securities, in a rising interest rate environment. However, our investments are subject to other forms of interest rate risk. For a discussion of the interest rate risk associated with our investments, see “Risk Factors — Risks Related to Our Investments — We and our investments are subject to interest rate risk” in the accompanying prospectus.

•	Potential for higher returns: Due in part to the relative inefficiency of the BB-Rated CLO Debt market as compared to the markets for senior secured loans and high yield bonds, we believe that BB-Rated CLO Debt offers a potential return that compares favorably to that of senior secured loans and high yield bonds. See “Business — CLO Market Opportunity” in the accompanying prospectus.

•	Potential for lower credit expense: The default rate on BB-Rated CLO Debt for the period from 1996 through 2Q 2018 is 1.5%[1] (or just 0.07% per annum) as compared to 2.7% per annum for senior secured loans (from 1998 through 2Q 2018, the period for which the data is available) and 4.3% per annum for high-yield bonds (from 1996 through 2Q 2018).[2] The Adviser believes that the “self-correcting” structural features associated with CLO structures offer a margin of safety for CLO debt investors and have contributed to the low historical default rate on BB-Rated CLO Debt. See “Business — CLO Market Opportunity” in the accompanying prospectus.

In addition to investing in BB-Rated CLO Debt, we may invest in other junior debt tranches of CLOs, senior debt tranches of CLOs and other related securities and instruments. In addition, we may invest up to 20% of our total assets (at the time of investment) in CLO equity securities (primarily via minority ownership positions) and related securities and instruments. See “Business — CLO Market Opportunity” in the accompanying prospectus.

CLO debt and equity securities are subject to a number of risks as discussed elsewhere in this “Prospectus Summary” section and in more detail in the “Risk Factors” section of this prospectus supplement and beginning on page [•] of the accompanying prospectus.

Our Competitive Advantages

We believe that we are well positioned to take advantage of investment opportunities in CLO securities and related investments due to the following competitive advantages:

•	Specialist in CLO securities. The Adviser focuses exclusively on CLO securities and related investments. Each member of the Senior Investment Team is a CLO specialist who has been involved with the CLO market for the majority of his career and brings a distinct and complementary skill set that the Adviser believes is necessary for our success.

•	Deep CLO structural experience and expertise. Members of the Senior Investment Team have significant experience structuring, valuing and investing in CLOs throughout their careers. The Adviser believes that the initial structuring of a CLO investment is an important contributor to the ultimate risk-adjusted returns, and that experienced and knowledgeable investors can add meaningful value relative to other market participants by identifying investments with more protective and advantageous structures.

•	Methodical investment process. The goal of the Adviser’s investment process is to outperform the CLO market generally over the long term. This process, augmented by the first-hand CLO industry experience of the Senior Investment Team, is designed to be repeatable and is focused on key areas for analysis that the Adviser believes are most relevant to potential future performance. Our Adviser believes that its investment

[1]	S&P Global Ratings, Default, Transition, and Recovery: 2017 Annual Global Leveraged Loan CLO Default Study and Rating Transitions.

[2]	Based on the Adviser’s analysis of market data over such periods.

and security selection process, with its strong emphasis on assessing the skill of the CLO collateral manager and analyzing the structure of a CLO, differentiates its approach to investing in CLO securities.

•	Proactive investment sourcing. As specialists in the CLO market, members of the Senior Investment Team have developed relationships with many CLO collateral managers and, as such, the Adviser believes that it and Eagle Point Credit Management are collectively viewed as an important market participant. We believe our Adviser’s and Eagle Point Credit Management’s collective relative size and prominence in the CLO market and the Senior Investment Team’s broad and often longstanding relationships with CLO collateral managers and arranging banks benefit us by enhancing our ability to source investments in their early stages and to secure allocations of CLO debt investments issued in the primary market (the syndications of which can be oversubscribed).

•	Efficient vehicle for gaining exposure to CLO debt securities. We believe that we are structured as an efficient vehicle for investors to gain exposure to the types of CLO securities and related investments historically accessed by primarily institutional investors. We believe our closed-end fund structure allows the Adviser to take a long-term view from a portfolio management perspective without the uncertainty posed by redemptions in an open-end fund structure. As such, the Adviser can focus principally on maximizing long-term risk-adjusted returns for the benefit of stockholders.

Our Structure and Formation Transactions

We were organized as EP Income Company LLC, a Delaware limited liability company, on September 28, 2018 and converted into a Delaware corporation on October 16, 2018. Our initial investment portfolio was contributed to us prior to our registration as an investment company by Cavello Bay Reinsurance Limited, a Bermuda limited company, or “Cavello Bay,” on October 4, 2018 in exchange for 75,052 of our limited liability company units, or “Units.” Cavello Bay is a subsidiary of Enstar Group Limited, or “Enstar.” The Trident V Funds are minority investors in Enstar, directly or indirectly owning less than 10% of the company’s equity securities, and have participated with Enstar in the acquisition of certain insurance businesses. Cavello Bay acquired the contributed investments from a separate subsidiary of Enstar in which the Trident V Funds indirectly hold an interest, StarStone Insurance Bermuda Limited, or “StarStone.” Eagle Point Credit Management was investment adviser to each of Cavello Bay and StarStone during the time periods in which they held these investments. In addition, the Adviser made a capital contribution to us of $100,000 for which it has received 100 Units.

At the time of our conversion into a corporation on October 16, 2018, the Units held by Cavello Bay converted into 3,764,580 shares, or 99.9% of our common stock, and the Units held by the Adviser converted into 5,016 shares, or 0.1% of our common stock, in each case based on our estimated and unaudited NAV calculated as of the date of the conversion and at a price per common stock equal to $20.00, which offering price per common stock the Board, or a duly authorized committee thereof, determined was not below the NAV of our common stock as of the date of such conversion. The shares of our common stock held by Cavello Bay and the Adviser are subject to certain lock-up restrictions.

The following chart reflects our organizational structure and our relationship with the Adviser and the Administrator as of the date of this prospectus:

Financing and Hedging Strategy

Leverage by the Company. We may use leverage to the extent permitted by the 1940 Act. We are permitted to obtain leverage using any form of financial leverage instruments, including funds borrowed from banks or other financial institutions, margin facilities, notes or preferred stock and leverage attributable to reverse repurchase agreements or similar transactions. We currently anticipate incurring leverage in an amount up to approximately 20% of our total assets (as determined immediately after the leverage is incurred) through borrowings under our credit facility or through the issuance of preferred stock or debt securities. Instruments that create leverage are generally considered to be senior securities under the 1940 Act. With respect to senior securities representing indebtedness (i.e., borrowing or deemed borrowing), other than temporary borrowings as defined under the 1940 Act, we are required under current law to have an asset coverage of at least 300%, as measured at the time of borrowing and calculated as the ratio of our total assets (less all liabilities and indebtedness not represented by senior securities) over the aggregate amount of our outstanding senior securities representing indebtedness. With respect to senior securities that are stocks (i.e., shares of preferred stock), we are required under current law to have an asset coverage of at least 200%, as measured at the time of the issuance of any such shares of preferred stock and calculated as the ratio of our total assets (less all liabilities and indebtedness not represented by senior securities) over the aggregate amount of our outstanding senior securities representing indebtedness plus the aggregate liquidation preference of any outstanding shares of preferred stock.

While we anticipate incurring leverage in an amount up to approximately 20% of our total assets (as determined immediately after the leverage is incurred) through borrowings under our credit facility, or through the issuance of preferred stock or debt securities, the actual amount of leverage we incur is uncertain from time to time, and we may use leverage opportunistically or otherwise choose to deviate from our current expectations. We may use different types or combinations of leveraging instruments at any time based on the Adviser’s assessment of market conditions and the investment environment, including forms of leverage other than preferred stock, debt securities and/or credit facilities. In addition, we may borrow for temporary, emergency or other purposes as permitted under the 1940 Act, which indebtedness would be in addition to the asset coverage ratios described above. By leveraging our investment portfolio, we may create an opportunity for increased net income and capital appreciation. However, the use of leverage also involves significant risks and expenses, which will be borne entirely by the holders of our common stock, and our leverage strategy may not be successful. For example, the more leverage is employed, the more likely a substantial change will occur in our NAV. See “Risk Factors — Risks Related to Our Investments — We may leverage our portfolio, which would magnify the potential for gain or loss on amounts invested and increase the risk of investing in us” in the accompanying prospectus.

Derivative Transactions. We may engage in “Derivative Transactions,” as described below, from time to time. To the extent we engage in Derivative Transactions, we expect to do so to hedge against interest rate, credit and/or other risks, or for other investment or risk management purposes. We may use Derivative Transactions for investment purposes to the extent consistent with our investment objectives if the Adviser deems it appropriate to do so. We may purchase and sell a variety of derivative instruments, including exchange-listed and over-the-counter, or “OTC,” options, futures, options on futures, swaps and similar instruments, various interest rate transactions, such as swaps, caps, floors or collars, and credit transactions and credit default swaps. We also may purchase and sell derivative instruments that combine features of these instruments. Collectively, we refer to these financial management techniques as “Derivative Transactions.” Our use of Derivative Transactions, if any, will generally be deemed to create leverage for us and involves significant risks. No assurance can be given that our strategy and use of derivatives will be successful, and our investment performance could diminish compared with what it would have been if Derivative Transactions were not used. See “Risk Factors — Risks Related to Our Investments — We are subject to risks associated with any hedging or Derivative Transactions in which we participate” in the accompanying prospectus.

Operating and Regulatory Structure

We are an externally managed, non-diversified closed-end management investment company that has registered as an investment company under the 1940 Act. As a registered closed-end management investment company, we are required to meet certain regulatory tests. See “Regulation as a Closed-End Management Investment Company” in the accompanying prospectus. In addition, we intend to elect to be treated, and intend to qualify annually, as a RIC under Subchapter M of the Code, beginning with our tax year ended December 31, 2018.

Our investment activities are managed by the Adviser and supervised by our board of directors. Under the Investment Advisory Agreement, we have agreed to pay the Adviser a management fee based on our “Managed Assets.” “Managed Assets” means our total assets (including assets attributable to our use of leverage) minus the sum of our accrued liabilities (other than liabilities incurred for the purpose of creating leverage). The management fee is calculated monthly based on our Managed Assets at the end of each calendar month and is payable quarterly in arrears. The management fee for any partial month will be pro-rated (based on the number of days actually elapsed at the end of such partial month relative to the total number of days in such calendar month). See “The Adviser and the Administrator — Investment Advisory Agreement — Management Fee” in the accompanying prospectus.

We have also entered into an administration agreement, which we refer to as the “Administration Agreement,” under which we have agreed to reimburse the Administrator for our allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations under the Administration Agreement. See “The Adviser and the Administrator — The Administrator and the Administration Agreement” in the accompanying prospectus.

Conflicts of Interest

Our executive officers and directors, and the Adviser and certain of its affiliates and their officers and employees, including the Senior Investment Team, have several conflicts of interest as a result of the other activities in which they engage. The Adviser and the Administrator are affiliated with other entities engaged in the financial services business. In particular, the Adviser and the Administrator are affiliated with Eagle Point Credit Management and Stone Point, and certain members of the Adviser’s Board of Managers are principals of Stone Point. Pursuant to certain management agreements, Stone Point has received delegated authority to act as the investment manager of the Trident V Funds. The Adviser and the Administrator are primarily owned by the Trident V Funds through intermediary holding companies. The Trident V Funds and other private equity funds managed by Stone Point invest in financial services companies. Additionally, Aerie also indirectly owns a portion of the limited liability company interests in the Adviser. Also, under the Personnel and Resources Agreement, Eagle Point Credit Management will make available the personnel and resources, including portfolio managers and investment personnel, to Eagle Point Income Management as Eagle Point Income Management may determine to be reasonably necessary to the conduct of its operations. These relationships may cause the Adviser’s, the Administrator’s and certain of their affiliates’ interests, and the interests of their officers and employees, including the Senior Investment Team, to diverge from our interests and may result in conflicts of interest that may not be foreseen or resolved in a manner that is always or exclusively in our best interest. In addition, an affiliate of the Adviser currently holds a controlling interest in Marble Point Credit Management LLC, or “Marble Point,” which is a CLO collateral manager and manager of other investment vehicles that invest in senior secured loans, CLO securities and other related investments. Our executive officers and directors, as well as other current and potential future affiliated persons, officers and employees of the Adviser and certain of its affiliates, may serve as officers, directors or principals of, or manage the accounts for, other entities, including ECC, with investment strategies that substantially or partially overlap with the strategy that we intend to pursue. Accordingly, they may have obligations to investors in those entities, the fulfillment of which obligations may not be in the best interests of us or our stockholders. The Adviser has entered into, and may in the future enter into additional, business arrangements with certain of our stockholders, including granting indirect ownership in limited liability company interests in the Adviser. In such cases, such stockholders may have an incentive to vote shares held by them in a manner that takes such arrangements into account. As a result of these relationships and separate business activities, the Adviser has conflicts of interest in allocating management time, services and functions among us, other advisory clients and other business activities. See “Conflicts of Interest” in the accompanying prospectus.

In order to address such conflicts of interest, we have adopted a code of ethics under Rule 17j-1 of the 1940 Act. Similarly, the Adviser has separately adopted the “Adviser Code of Ethics.” The Adviser Code of Ethics requires the officers and employees of the Adviser to act in the best interests of the Adviser and its client accounts (including us), act in good faith and in an ethical manner, avoid conflicts of interests with the client accounts to the extent reasonably possible and identify and manage conflicts of interest to the extent that they arise. Personnel subject to each code of ethics may invest in securities for their personal investment accounts, including securities that may be purchased or held by us, so long as such investments are made in accordance with the code’s requirements. Our directors and officers, and the officers and employees of the Adviser, are also required to comply with applicable provisions of the U.S. federal securities laws and make prompt reports to supervisory personnel of any actual or suspected violations of law.

Pursuant to the investment allocation policies and procedures of Eagle Point Investment Management and Eagle Point Credit Management, they seek to allocate investment opportunities among accounts in a manner that is fair and equitable over time. In addition, an account managed by the Adviser, such as us, is expected to be considered for the allocation of investment opportunities together with other accounts managed by affiliates of the Adviser, including Eagle Point Credit Management. There is no assurance that such opportunities will be allocated to any particular account equitably in the short-term or that any such account, including us, will be able to participate in all investment opportunities that are suitable for it. See “Conflicts of Interest — Code of Ethics and Compliance Procedures” in the accompanying prospectus.

Co-Investment with Affiliates. In certain instances, we expect to co-invest on a concurrent basis with other accounts managed by certain of the Adviser’s affiliates, subject to compliance with applicable regulations and regulatory guidance and the Adviser’s written allocation procedures. We will be able to rely on the exemptive relief granted by the SEC to Eagle Point Credit Management and certain of its affiliates to participate in certain negotiated co-investments alongside other accounts, including ECC, managed by Eagle Point Credit Management, or certain of its affiliates, subject to certain conditions including (i) that a majority of our directors who have no financial interest in the transaction and a majority of our directors who are not interested persons, as defined in the 1940 Act, approve the co-investment and (ii) the price, terms and conditions of the co-investment are the same for each participant. A copy of the application for exemptive relief, including all of the conditions, and the related order are available on the SEC’s website at www.sec.gov.

Recent Developments

[Insert description of recent developments at the time of the offering.]

Our Corporate Information

Our offices are located at 600 Steamboat Road, Suite 202, Greenwich, CT 06830, and our telephone number is (844) 810-6501.

THE OFFERING

Issuer	Eagle Point Income Company Inc.

Securities Offered	shares of Series Preferred Stock

[Listing

We intend to apply to list Series Preferred Stock on the New York Stock Exchange, or the “NYSE,” under the symbol “ ”.

Trading in Series Preferred Stock on the NYSE is expected to begin within 30 days after the date of this prospectus supplement. Prior to the expected commencement of trading, the underwriters may, but are not obligated, to make a market in Series Preferred Stock.]

Use of Proceeds	We intend to use the net proceeds from the sale of Series Preferred Stock to acquire investments in accordance with our investment objectives and strategies as described in this prospectus supplement and for general corporate purposes. See “Use of Proceeds.”

Liquidation Preference	In the event of liquidation, dissolution or winding up of our affairs, holders of Series Preferred Stock will be entitled to receive a liquidation distribution equal the Liquidation Preference of $ per share, plus an amount equal to accumulated but unpaid dividends, if any, on such shares (whether or not earned or declared, but excluding interest on such dividends) to, but excluding, the payment date.

Dividends

We intend to pay monthly dividends on the Series Preferred Stock at a fixed annual rate of % of the Liquidation Preference ($ per share per year), or the “Dividend Rate.” Our board of directors may determine not to pay, or may be precluded from paying, such dividends if the board of directors believes it is not in the best interest of our stockholders or if we fail to maintain the asset coverage required by the 1940 Act. If we fail to redeem the Series Preferred Stock as required on the Mandatory Redemption Date (as defined below) or fail to pay any dividend on the payment date for such dividend, the Dividend Rate will increase by % per annum until we redeem the Series Preferred Stock or pay the dividend, as applicable. See “Description of Preferred Stock — Dividends— Adjustment to Fixed Dividend Rate — Default Period.” The Dividend Rate will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Cumulative cash dividends and distributions on each share of Series Preferred Stock will be payable monthly, when, as and if declared, or under authority granted, by our board of directors out of funds legally available for such payment.

The first dividend period for Series Preferred Stock will commence upon the closing of the offering, or the “Date of Original Issue,” and will end on . See “Description of Preferred Stock — Dividends— Dividend Periods.”

Ranking

The shares of Series Preferred Stock will be senior securities that constitute capital stock.

The Series Preferred Stock will rank:

•      Senior to shares of our common stock in priority of payment of dividends and as to the distributions of assets upon dissolution, liquidation or the winding-up of our affairs;

•      Equal in priority with all other series of preferred stock we have issued or may issue in the future, as to priority of payment of dividends and as to distributions of assets upon dissolution, liquidation or the winding-up of our affairs; and

•      Subordinate in right of payment to the holders of any [future] senior indebtedness.

Subject to the asset coverage requirements of the 1940 Act, we may issue additional series of preferred stock, but we may not issue additional classes of capital stock that rank senior or junior to the Series Preferred Stock as to priority of payment of dividends or as to the distribution of assets upon dissolution, liquidation or winding-up of our affairs.

Mandatory Term Redemption

We are required to redeem all outstanding shares of the Series Preferred Stock on , or the “Mandatory Redemption Date,” at a redemption price equal to the Liquidation Preference plus an amount equal to accumulated but unpaid dividends, if any, on such shares (whether or not earned or declared, but excluding interest on such dividends) to, but excluding, the Mandatory Redemption Date. See “Description of Preferred Stock — Redemption.”

We cannot effect any modification of or repeal our obligation to redeem the Series Preferred Stock on the Mandatory Redemption Date without the prior unanimous approval of the holders of the Series Preferred Stock.

Leverage	We may use leverage to the extent permitted by the 1940 Act. We are permitted to obtain leverage using any form of financial leverage instruments, including funds borrowed from banks or other financial institutions, margin facilities, notes or preferred stock and leverage attributable to reverse repurchase agreements or similar transactions. We anticipate incurring leverage of approximately % of our total assets (as determined immediately before the leverage is incurred) through the issuance of the Series Preferred Stock in connection with this offering and given all other preferred stock we have issued. We may further increase our leverage through entry into a credit facility or other leveraging instruments. Instruments that create leverage are generally considered to be senior securities under the 1940 Act. With respect to senior securities that are stocks (i.e., shares of preferred stock), we are required to have an asset coverage of at least 200%, as measured at the time of the issuance of any such shares of preferred stock and calculated as the ratio of our total assets (less all liabilities and indebtedness not represented by senior securities) over the aggregate amount of our outstanding senior securities representing indebtedness plus the aggregate liquidation preference of any outstanding shares of preferred stock. With respect to senior securities representing indebtedness (i.e., borrowing or deemed borrowing), other than temporary borrowings as defined under the 1940 Act, we are required to have an asset coverage of at least 300%, as measured at the time of borrowing and calculated as the ratio of our total assets (less all liabilities and indebtedness not represented by senior securities) over the aggregate amount of our outstanding senior securities representing indebtedness.

Mandatory Redemption for Asset Coverage

If we fail to maintain asset coverage (as defined in Section 18(h) of the 1940 Act) of at least 200% as of the close of business on the last business day of any calendar quarter and such failure is not cured by the close of business on the date that is 30 calendar days following the filing date of our Annual Report on Form N-CSR, Semiannual Report on Form N-CSRS or Quarterly Report on Form N-Q, as applicable, for that quarter, or the “Asset Coverage Cure Date,” then we will be required to redeem, within 90 calendar days of the Asset Coverage Cure Date, shares of preferred stock, including Series Preferred Stock, at least equal to the lesser of (1) the minimum number of shares of preferred stock that will result in us having asset coverage of at least 200% and (2) the maximum number of shares of preferred stock that can be redeemed out of funds legally available for such redemption. In connection with any redemption for failure to maintain such asset coverage, we may, in our sole option, redeem such additional number of shares of preferred stock that will result in asset coverage up to and including %.

If shares of Series Preferred Stock are to be redeemed for failure to maintain asset coverage of at least 200%, such shares will be redeemed at a redemption price equal to the Liquidation Preference plus accumulated but unpaid dividends, if any, on such shares (whether or not declared, but excluding interest on accumulated but unpaid dividends, if any) to, but excluding, the date fixed for such redemption. See “Description of Preferred Stock — Redemption — Redemption for Failure to Maintain Asset Coverage.”

[Optional Redemption	At any time on or after , we may, in our sole option, redeem the outstanding shares of Series Preferred Stock in whole or, from time to time, in part, out of funds legally available for such redemption, at the Liquidation Preference plus an amount equal to accumulated but unpaid dividends, if any, on such shares (whether or not earned or declared, but excluding interest on such dividends) to, but excluding, the date fixed for such redemption. See “Description of Preferred Stock — Redemption — Optional Redemption.”]

Voting Rights

Except as otherwise provided in our certificate of incorporation or as otherwise required by law, (1) each holder of Series Preferred Stock will be entitled to one vote for each share of Series Preferred Stock held on each matter submitted to a vote of our stockholders and (2) the holders of all outstanding preferred stock, including the Series Preferred Stock, and common stock will vote together as a single class; provided that holders of preferred stock, including the Series Preferred Stock, voting separately as a class, will be entitled to elect at least two (2) of our directors and, if we fail to pay dividends on any outstanding shares of preferred stock, including the Series Preferred Stock, in an amount equal to two (2) full years of dividends, and continuing until such failure is cured, will be entitled to elect a majority of our directors.

One of the “Preferred Directors” will be up for election in , and the other Preferred Director will be up for election in .

Holders of shares of the Series Preferred Stock will also vote separately as a class on any matter that materially and adversely affects any preference, right or power of holders of the Series Preferred Stock. See “Description of Preferred Stock — Voting Rights.”

Conversion Rights	The shares of Series Preferred Stock have no conversion rights.

Redemption and Paying Agent	We intend to enter into an amendment to our Transfer Agency and Registrar Services Agreement with , or the “Redemption and Paying Agent.” Under this amendment, the Redemption and Paying Agent will serve as transfer agent and registrar, dividend disbursing agent and redemption and paying agent with respect to the Series Preferred Stock.

Ranking	The Series Preferred Stock is not rated.

U.S. Federal Income Taxes

Prospective investors are urged to consult their own tax advisors regarding these matters in light of their personal investment circumstances.

We have elected to be treated, and intend to qualify annually, as a RIC under Subchapter M of the Code.

Risk Factors	Investing in the Series Preferred Stock involves risks. You should carefully consider the information set forth under the caption “Risk Factors” beginning on page [•] of this prospectus supplement before deciding to invest in the Series Preferred Stock.

[Information Rights	During any period in which we are not subject to the reporting requirements of the Securities Exchange Act of 1934, or the “Exchange Act,” and any shares of the Series Preferred Stock are outstanding, we will provide holders of such shares, without cost, copies of our annual, semi-annual and quarterly reports, proxy statements and other information that we would have been required to file with the SEC pursuant to the Exchange Act if we were subject to such requirements.]

Additional Information	We have filed with the SEC a registration statement on Form N-2 under the Securities Act, which contains additional information about us and the common stock being offered by this prospectus supplement and the accompanying prospectus. We file periodic reports, proxy statements and other information with the SEC. This information is available on the SEC’s website at http://www.sec.gov. The public may obtain information on the operation of the SEC’s public reference room by calling the SEC at (202) 551-8090. This information will also be available free of charge by contacting us at Eagle Point Income Company Inc., Attention: Investor Relations, by telephone at (844) 810-6501, or on our website at http://www.eaglepointincome.com.

RISK FACTORS

Investing in our securities involves a number of significant risks. Before you invest in our securities, you should be aware of various risks, including those described below and those set forth in the accompanying prospectus. You should carefully consider these risk factors, together with all of the other information included in this prospectus supplement and the accompanying prospectus, before you decide whether to make an investment in our securities. The risks set out below are not the only risks we face. Additional risks and uncertainties not presently known to us or not presently deemed material by us may also impair our operations and performance. If any of the following events occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected. In such case, our NAV and the trading price of our preferred stock could decline, and you may lose all or part of your investment. The risk factors described below, together with those set forth in the accompanying prospectus, are the principal risk factors associated with an investment in us as well as those factors generally associated with an investment company with investment objectives, investment policies, capital structure or trading markets similar to ours.

[Market yields may increase, which would result in a decline in the price of our preferred stock.

The prices of fixed income investments, such as our preferred stock, vary inversely with changes in market yields. The market yields on securities comparable to our preferred stock may increase, which could result in a decline in the secondary market price of our preferred stock prior to the term redemption date. See “Description of Preferred Stock—Dividends—Dividend Periods.”]

[Prior to this offering, there has been no public market for the Series Preferred Stock, and we cannot assure you that the market price of the Series Preferred Stock will not decline following the offering.

We cannot assure you that a trading market will develop for the Series Preferred Stock after this offering or, if one develops, that such trading market can be sustained. [During a period of up to days from the date of this prospectus supplement, the Series Preferred Stock will not be listed on any securities exchange. During this period, the underwriters do not intend to make a market in the Series Preferred Stock. Consequently, an investment in the Series Preferred Stock during this period will likely be illiquid and holders thereof may not be able to sell such shares as it is unlikely that a secondary market for the Series Preferred Stock will develop during this period. If a secondary market does develop during this period, holders of the Series Preferred Stock may be able to sell such shares only at substantial discounts from the Liquidation Preference.] [An application has been made to list the Series Preferred Stock on [so that trading on the exchange will begin within 30 days from the date of this prospectus supplement, subject to notice of issuance]. If we are unable to list the Series Preferred Stock on a national securities exchange, holders thereof may be unable to sell such shares at all, or if they are able to, only at substantial discounts from the Liquidation Preference. Even after the Series Preferred Stock is listed on as anticipated, there is a risk that the market for such shares may be thinly traded and relatively illiquid compared to the market for other types of securities, with the spread between the bid and asked prices considerably greater than the spreads of other securities with comparable terms and features.]

[The Series Preferred Stock are unrated securities.

We do not intend to have the Series Preferred Stock rated by any rating agency. Unrated securities typically trade at a discount to similar, rated securities, depending on the rating of the rated securities. As a result, there is a risk that the Series Preferred Stock may trade at a price that is lower than what they might otherwise trade at if rated by a rating agency.]

[The Series Preferred Stock will be subordinate to the rights of holders of senior indebtedness.

While holders of our Series Preferred Stock will have equal liquidation and distribution rights to any other preferred stock that has been or might be issued by us, they will be subordinated to the rights of holders of senior indebtedness, if any. Therefore, dividends, distributions and other payments to holders of our Series Preferred Stock in liquidation or otherwise may be subject to prior payments due to the holders of senior indebtedness. In addition, the 1940 Act may provide debt holders with voting rights that are superior to the voting rights of the Series Preferred Stock.]

USE OF PROCEEDS

We estimate that net proceeds we will receive from the sale of       shares of the Series Preferred Stock in this offering will be approximately $        million (or approximately $        million if the underwriters fully exercise their overallotment option), in each case based on a public offering price of $       per share, after deducting the underwriting discounts and commissions of $      million (or approximately $      million if the underwriters fully exercise their overallotment option) and estimated offering expenses of approximately $       payable by us.

We intend to use the proceeds from the sale of our securities pursuant to this prospectus supplement to acquire investments in accordance with our investment objectives and strategies described in this prospectus supplement and the accompanying prospectus and for general working capital purposes. We currently anticipate that it will take   to   months after the completion of this offering of Series Preferred Stock to invest substantially all of the net proceeds of this offering in our targeted investments, depending on the availability of appropriate investment opportunities consistent with our investment objectives and market conditions. We cannot assure you we will achieve our targeted investment pace, which may negatively impact our returns. During this period, we will invest in temporary investments, such as cash, cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less, which we expect will have returns substantially lower than the returns that we anticipate earning from investments in CLO securities and related investments. Investors should expect, therefore, that before we have fully invested the proceeds of the offering in accordance with our investment objectives and policies, assets invested in these instruments would earn interest income at a modest rate, which may not exceed our expenses during this period.

DESCRIPTION OF PREFERRED STOCK

The following is a brief description of the terms of the Series Preferred Stock offered by this prospectus supplement. This is not a complete description and is subject to, and entirely qualified by reference to, our certificate of incorporation and the certificate of designation setting forth the terms of the Series Preferred Stock. The certificate of designation is attached as Appendix A to this prospectus supplement. You may obtain copies of these documents using the methods described in “Additional Information.”

General

We are authorized to issue 20,000,000 shares of preferred stock, and we have designated shares as Series Preferred Stock. At the time of issuance the Series Preferred Stock will be fully paid and non-assessable and have no preemptive, conversion or exchange rights or rights to cumulative voting. The shares of Series Preferred Stock will rank equally in right with all other preferred stock that we have issued or may issue from time to time in accordance with the 1940 Act, if any, as to payment of dividends and the distribution of our assets upon dissolution, liquidation or winding up of our affairs. The shares of Series Preferred Stock and all other preferred stock that we may issue from time to time in accordance with the 1940 Act, if any, will rank senior to our common stock as to payment of dividends and the distribution of our assets upon dissolution, liquidation or winding up of our affairs and subordinate to the rights of holders of any senior indebtedness.

Dividends

General. Holders of the Series Preferred Stock are entitled to receive cumulative cash dividends and distributions at the Dividend Rate of % of the Liquidation Preference, or $ per share per year (subject to adjustment in certain circumstances as described below), when, as and if declared by, or under authority granted by, our board of directors out of funds legally available for payment and in preference to dividends and distributions on shares of our common stock. Dividends will be payable monthly in arrears on the last business day of each calendar month, or the “Dividend Payment Date,” commencing on . Dividends on the Series Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on the Series Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, will be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividend Periods. The first period for which dividends on the Series Preferred Stock will be calculated (each such period, a “Dividend Period”) will commence on , or the “Date of Original Issue,” and will end , and each subsequent Dividend Period will be a calendar month (or the portion thereof occurring prior to the redemption of such shares of Series Preferred Stock). Dividends will be payable monthly in arrears on the Dividend Payment Date and upon redemption of the Series Preferred Stock. Except for the first Dividend Period, dividends with respect to any monthly Dividend Period will be declared and paid to holders of record of Series Preferred Stock as their names appear on our registration books at the close of business on the applicable record date, which will be a date designated by the board of directors that is not more than twenty (20) nor less than seven (7) calendar days prior to the applicable Dividend Payment Date. We expect that dividends with respect to the first Dividend Period of the Series Preferred Stock will be declared in and paid on , 20 to holders of record of such Series Preferred Stock as their names appear on our registration books at the close of business on .

Only holders of Series Preferred Stock on the record date for a Dividend Period will be entitled to receive dividends and distributions payable with respect to such Dividend Period, and holders of Series Preferred Stock who sell shares before such a record date and purchasers of Series Preferred Stock who purchase shares after such a record date should take the effect of the foregoing provisions into account in evaluating the price to be received or paid for such Series Preferred Stock.

Mechanics of Payment of Dividends. Not later than 12:00 noon, New York City time, on a Dividend Payment Date, we are required to deposit with the Redemption and Paying Agent sufficient funds for the payment of dividends in the form of Deposit Securities. “Deposit Securities” will generally consist of (1) cash or cash equivalents; (2) direct obligations of the United States or its agencies or instrumentalities that are entitled to the full faith and credit of the United States, which we refer to as the U.S. Government Obligations; (3) short-term money market instruments; (4) investments in money market funds registered under the 1940 Act that qualify under Rule 2a-7 under the 1940 Act and certain similar investment vehicles that invest principally in U.S. Government Obligations, short-term money market instruments or any combination thereof; or (5) any letter of credit from a bank or other financial institution that has a credit rating from at least one ratings agency that is the highest applicable rating generally ascribed by such ratings agency to bank deposits or short-term debt of similar banks or other financial institutions, in each case either that is a demand obligation payable to the holder on any business day or that has a maturity date, mandatory redemption date or mandatory payment date, preceding the relevant Redemption Date (as defined below), Dividend Payment Date or other payment date. We do not intend to establish any reserves for the payment of dividends.

All Deposit Securities paid to the Redemption and Payment Agent for the payment of dividends will be held in trust for the payment of such dividends to the holders of Series Preferred Stock. Dividends will be paid by the Redemption and Payment Agent to the holders of Series Preferred Stock as their names appear on our registration books on the applicable record date. Dividends that are in arrears for any past Dividend Period may be declared and paid at any time, without reference to any regular Dividend Payment Date. Such payments are made to holders of Series Preferred Stock as their names appear on our registration books on such date, not exceeding 20 nor less than 7 calendar days preceding the payment date thereof, as may be fixed by our board of directors. Any payment of dividends in arrears will first be credited against the earliest accumulated but unpaid dividends. No interest or sum of money in lieu of interest will be payable in respect of any dividend payment or payments on any Series Preferred Stock which may be in arrears. See “—Adjustment to Fixed Dividend Rate—Default Period.”

Upon our failure to pay dividends for at least two years, the holders of Series Preferred Stock will acquire certain additional voting rights. See “— Voting Rights” below. Such rights will be the exclusive remedy of the holders of Series Preferred Stock upon any failure to pay dividends on Series Preferred Stock.

Adjustment to Fixed Dividend Rate—Default Period. Subject to the cure provisions below, a “Default Period” with respect to Series Preferred Stock will commence on a date we fail to deposit the Deposit Securities as required in connection with a Dividend Payment Date or a Redemption Date. A Default Period will end on the business day on which, by 12:00 noon, New York City time, an amount equal to all unpaid dividends and any unpaid redemption price has have been deposited irrevocably in trust in same-day funds with the Redemption and Paying Agent. The applicable dividend rate for each day during the Default Period will be equal to the Dividend Rate in effect on such day plus two percent (2%) per annum, or the “Default Rate.”

No Default Period will be deemed to commence if the amount of any dividend or any redemption price due (if such default is not solely due to our willful failure) is deposited irrevocably in trust, in same-day funds with the Redemption and Paying Agent by 12:00 noon, New York City time, on a business day that is not later than three business days after the applicable Dividend Payment Date or Redemption Date, together with an amount equal to the Default Rate applied to the amount and period of such non-payment based on the actual number of calendar days comprising such period divided by 360.

Restrictions on Dividend, Redemption, Other Payments and Issuance of Debt. No full dividends and distributions will be declared or paid on shares of the Series Preferred Stock for any Dividend Period, or a part of a Dividend Period, unless the full cumulative dividends and distributions due through the most recent Dividend Payment Dates for all outstanding shares of preferred stock of any series have been, or contemporaneously are, declared and paid through the most recent Dividend Payment Dates for each share of preferred stock. If full cumulative dividends and distributions due have not been paid on all outstanding shares of preferred stock of any series, any dividends and distributions being declared and paid on Series Preferred Stock will be declared and paid as nearly pro rata as possible in proportion to the respective amounts of dividends and distributions accumulated but unpaid on the shares of each such series of preferred stock on the relevant Dividend Payment Date. No holders of Series Preferred Stock will be entitled to any dividends and distributions in excess of full cumulative dividends and distributions as provided in the certificate of designation.

For so long as any shares of Series Preferred Stock are outstanding, we will not: (x) declare any dividend or other distribution (other than a dividend or distribution paid in common stock) in respect of the common stock, (y) call for redemption, redeem, purchase or otherwise acquire for consideration any such common stock, or (z) pay any proceeds of our liquidation in respect of such common stock, unless, in each case, (A) immediately thereafter, we will be in compliance with the 200% asset coverage limitations set forth under the 1940 Act with respect to a class of senior security which is stock, after deducting the amount of such dividend or distribution or redemption or purchasing price or liquidation proceeds, as described below, (B) all cumulative dividends and distributions of shares of all series of preferred stock ranking on parity with the Series Preferred Stock due on or prior to the date of the applicable dividend, distribution, redemption, purchase or acquisition have been declared and paid (or have been declared and sufficient funds or Deposit Securities as permitted by the terms of such preferred stock for the payment thereof have been deposited irrevocably with the applicable paying agent) and (C) we have deposited Deposit Securities with the Redemption and Paying Agent in accordance with the requirements described herein with respect to outstanding Series Preferred Stock to be redeemed pursuant to a mandatory term redemption or mandatory redemption resulting from the failure to comply with the asset coverage requirements as described below for which a Notice of Redemption (as defined below) has been given or has been required to be given in accordance with the terms described herein on or prior to the date of the applicable dividend, distribution, redemption, purchase or acquisition.

Except as required by law, we will not redeem any shares of Series Preferred Stock unless all accumulated and unpaid dividends and distributions on all outstanding shares of preferred stock of any series ranking on parity with the Series Preferred Stock with respect to dividends and distributions for all applicable past Dividend Periods (whether or not earned or declared by us) (x) will have been or are contemporaneously paid or (y) will have been or are contemporaneously declared and Deposit Securities or sufficient funds (in accordance with the terms of such preferred stock) for the payment of such dividends and distributions will have been or are contemporaneously deposited with the applicable paying agent, provided, however, that the foregoing will not prevent the purchase or acquisition of outstanding shares of Series Preferred Stock pursuant to an otherwise lawful purchase or exchange offer made on the same terms to holders of all outstanding shares of any other series of preferred stock for which all accumulated and unpaid dividends and distributions have not been paid.

1940 Act Asset Coverage. Under the 1940 Act, we may not (1) declare any dividend with respect to any preferred stock if, at the time of such declaration (and after giving effect thereto), our asset coverage with respect to any of our borrowings that are senior securities representing indebtedness (as determined in accordance with Section 18(h) under the 1940 Act), would be less than 300% or (2) declare any other distribution on the preferred stock or purchase or redeem preferred stock if at the time of the declaration or redemption (and after giving effect thereto), asset coverage with respect to such borrowings that are senior securities representing indebtedness would be less than 200%. “Senior securities representing indebtedness” generally means any bond, debenture, note or similar obligation or instrument constituting a security (other than shares of capital stock) and evidencing indebtedness and could include our obligations under any borrowings. For purposes of determining our asset coverage for senior securities representing indebtedness in connection with the payment of dividends or other distributions on or purchases or redemptions of stock, the term senior security does not include any promissory note or other evidence of indebtedness issued in consideration of any loan, extension or renewal thereof, made by a bank or other person and privately arranged, and not intended to be publicly distributed. The term senior security also does not include any such promissory note or other evidence of indebtedness in any case where such a loan is for temporary purposes only and in an amount not exceeding 5% of the value of our total assets at the time when the loan is made; a loan is presumed under the 1940 Act to be for temporary purposes if it is repaid within 60 calendar days and is not extended or renewed; otherwise such loan is presumed not to be for temporary purposes.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of Series Preferred Stock will be entitled to receive out of our assets available for distribution to stockholders, after satisfying claims of creditors but before any distribution or payment will be made in respect of the common stock, a liquidation distribution equal to the Liquidation Preference plus an amount equal to all unpaid dividends and distributions accumulated to, but excluding, the date fixed for such distribution or payment (whether or not earned or declared by us, but excluding interest thereon), and such holders will be entitled to no further participation in any distribution or payment in connection with any such liquidation, dissolution or winding up.

If, upon any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, our assets available for distribution among the holders of all Series Preferred Stock, and any other outstanding shares of preferred stock, if any, will be insufficient to permit the payment in full to such holders of Series Preferred Stock of the Liquidation Preference plus accumulated and unpaid dividends and distributions and the amounts due upon liquidation with respect to such other shares of preferred stock, then the available assets will be distributed among the holders of such Series Preferred Stock and such other series of preferred stock ratably in proportion to the respective preferential liquidation amounts to which they are entitled. In connection with any liquidation, dissolution or winding up of our affairs whether voluntary or involuntary, unless and until the Liquidation Preference on each outstanding share of Series Preferred Stock plus accumulated and unpaid dividends and distributions has been paid in full to the holders of Series Preferred Stock, no dividends, distributions or other payments will be made on, and no redemption, repurchase or other acquisition by us will be made by us in respect of, our common stock.

Neither the sale of all or substantially all of the property or business of the Company, nor the merger, consolidation or our reorganization into or with any other business or corporation, statutory trust or other entity, nor the merger, consolidation or reorganization of any other business or corporation, statutory trust or other entity into or with us will be a dissolution, liquidation or winding up, whether voluntary or involuntary, for purposes of the provisions relating to liquidation set forth in the certificate of designation.

Redemption

Mandatory Term Redemption. We are required to redeem all outstanding shares of the Series Preferred Stock on the Mandatory Redemption Date, at a redemption price equal to the Liquidation Preference plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared, but excluding interest on such dividends) to, but excluding, the Mandatory Redemption Date. If the Mandatory Redemption Date occurs after the applicable record date for a dividend but on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares of Series Preferred Stock will be payable on such Dividend Payment Date to the holders of record of such shares of Series Preferred Stock at the close of business on the applicable Dividend Record Date, and will not be payable as part of the redemption price for such shares of Series Preferred Stock.

Redemption for Failure to Maintain Asset Coverage. If we fail to maintain asset coverage (as defined in the 1940 Act) of at least 200% as provided in the certificate of designation for the Series Preferred Stock and such failure is not cured as of the close of business on the Asset Coverage Cure Date, we will fix a redemption date and proceed to redeem the number of shares of preferred stock, including the Series Preferred Stock, as described below at a price per share equal to the Liquidation Preference plus accumulated but unpaid dividends and distributions thereon (whether or not earned or declared but excluding interest thereon) to, but excluding, the date fixed for redemption by our board of directors. We will redeem out of funds legally available the number of shares of outstanding preferred stock equal to the lesser of (i) the minimum number of shares of preferred stock, the redemption of which, if deemed to have occurred immediately prior to the opening of business on the Asset Coverage Cure Date, would result in us having asset coverage of at least 200% and (ii) the maximum number of shares of preferred stock that can be redeemed out of funds expected to be legally available in accordance with our Certificate of Incorporation and applicable law, provided further, that in connection with any such redemption for failure to maintain the asset coverage required by the 1940 Act, we may, at our sole option, redeem such additional number of shares of preferred stock that will result in our having asset coverage of up to and including 285%. We will effect a redemption on the date fixed by us, which date will not be later than 90 calendar days after the Asset Coverage Cure Date, except that if we do not have funds legally available for the redemption of all of the required number of shares of preferred stock which have been designated to be redeemed or we otherwise are unable to effect such redemption on or prior to 90 calendar days after the Asset Coverage Cure Date, we will redeem those shares of preferred stock which we were unable to redeem on the earliest practicable date on which we are able to effect such redemption.

Optional Redemption. The Series Preferred Stock may, at our sole option, be redeemed, in whole or in part, at any time on or after , upon giving notice of redemption at a redemption price per share equal to the Liquidation Preference plus an amount equal to accumulated but unpaid dividends, if any, on such shares (whether or not earned or declared, but excluding interest on such dividends) to, but excluding, the date fixed for such redemption.

Subject to the provisions of the certificate of designation for the Series Preferred Stock and applicable law, our board of directors will have the full power and authority to prescribe the terms and conditions upon which shares of Series Preferred Stock will be redeemed from time to time.

We may not on any date deliver a notice of redemption to redeem any shares of Series Preferred Stock pursuant to the optional redemption provisions described above unless on such date we have available Deposit Securities for the redemption contemplated by such notice having a value not less than the amount due to holders of shares of Series Preferred Stock by reason of the redemption of such shares of Series Preferred Stock on such redemption date.

Redemption Procedures. We will file a notice of our intention to redeem with the SEC so as to provide the 30 calendar day notice period contemplated by Rule 23c-2 under the 1940 Act, or such shorter notice period as may be permitted by the SEC or its staff.

If we determine to or are required to redeem, in whole or in part, shares of Series Preferred Stock, we will deliver a notice of redemption, or a “Notice of Redemption,” by overnight delivery, by first class mail, postage prepaid or by electronic means to the holders of record of such shares of Series Preferred Stock to be redeemed, or request the Redemption and Paying Agent, on our behalf, to promptly do so by overnight delivery, by first class mail or by electronic means. A Notice of Redemption will be provided not more than 45 calendar days prior to the date fixed for redemption in such Notice of Redemption, or the “Redemption Date.” If fewer than all of the outstanding shares of Series Preferred Stock are to be redeemed pursuant to either the mandatory redemption provisions triggered by our failure to maintain the required asset coverage or the optional redemption provisions, the shares of Series Preferred Stock to be redeemed will be selected either (1) pro rata among Series Preferred Stock, (2) by lot or (3) in such other manner as our board of directors may determine to be fair and equitable. If fewer than all shares of Series Preferred Stock held by any holder are to be redeemed, the Notice of Redemption mailed to such holder will also specify the number of shares of Series Preferred Stock to be redeemed from such holder or the method of determining such number. We may provide in any Notice of Redemption relating to a redemption contemplated to be effected pursuant to the certificate of designation for the Series Preferred Stock that such redemption is subject to one or more conditions precedent and that we will not be required to effect such redemption unless each such condition has been satisfied. No defect in any Notice of Redemption or delivery thereof will affect the validity of redemption proceedings except as required by applicable law.

If we give a Notice of Redemption, then at any time from and after the giving of such Notice of Redemption and prior to 12:00 noon, New York City time, on the Redemption Date (so long as any conditions precedent to such redemption have been met or waived by us), we will (i) deposit with the Redemption and Paying Agent Deposit Securities having an aggregate market value at the time of deposit not less than the redemption price of the shares of Series Preferred Stock to be redeemed on the Redemption Date and (ii) give the Redemption and Paying Agent irrevocable instructions and authority to pay the applicable redemption price to the holders of shares of Series Preferred Stock called for redemption on the Redemption Date. Notwithstanding the foregoing, if the Redemption Date is the Mandatory Redemption Date, then such deposit of Deposit Securities will be made no later than 15 calendar days prior to the Mandatory Redemption Date.

Upon the date of the deposit of Deposit Securities by us for purposes of redemption of shares of Series Preferred Stock, all rights of the holders of Series Preferred Stock so called for redemption shall cease and terminate except the right of the holders thereof to receive the applicable redemption price and such shares of Series Preferred Stock will no longer be deemed outstanding for any purpose whatsoever (other than the transfer thereof prior to the applicable Redemption Date and other than the accumulation of dividends on such stock in accordance with the terms of the Series Preferred Stock up to, but excluding, the applicable Redemption Date). We will be entitled to receive, promptly after the Redemption Date, any Deposit Securities in excess of the aggregate redemption price of shares of Series Preferred Stock called for redemption on the Redemption Date. Any Deposit Securities so deposited that are unclaimed at the end of 90 calendar days from the Redemption Date will, to the extent permitted by law, be repaid to us, after which the holders of shares of Series Preferred Stock so called for redemption shall look only to us for payment of the Redemption Price. We will be entitled to receive, from time to time after the Redemption Date, any interest on the Deposit Securities so deposited.

If any redemption for which a Notice of Redemption has been provided is not made by reason of the absence of our legally available funds in accordance with the certificate of designation and applicable law, such redemption shall be made as soon as practicable to the extent such funds become available. No default will be deemed to have occurred if we have failed to deposit in trust with the Redemption and Paying Agent the applicable redemption price with respect to any shares where (1) the Notice of Redemption relating to such redemption provided that such redemption was subject to one or more conditions precedent and (2) any such condition precedent has not been satisfied at the time or times and in the manner specified in such Notice of Redemption. Notwithstanding the fact that a Notice of Redemption has been provided with respect to any shares of Series Preferred Stock, dividends may be declared and paid on such shares of Series Preferred Stock in accordance with their terms if Deposit Securities for the payment of the redemption price of such shares of Series Preferred Stock shall not have been deposited in trust with the Redemption and Paying Agent for that purpose.

We may, in our sole discretion and without a stockholder vote, modify the redemption procedures with respect to notification of redemption for the Series Preferred Stock, provided that such modification does not materially and adversely affect the holders of Series Preferred Stock or cause us to violate any applicable law, rule or regulation.

Voting Rights

Except for matters that do not require the vote of holders of the Series Preferred Stock under the 1940 Act and except as otherwise provided in our certificate of incorporation or bylaws, in the certificate of designation or as otherwise required by applicable law, each holder of shares of the Series Preferred Stock will be entitled to one vote for each share of Series Preferred Stock held on each matter submitted to a vote of our stockholders, and the holders of outstanding shares of our preferred stock, including the Series Preferred Stock, and shares of our common stock shall vote together as a single class on all matters submitted to stockholders.

In addition, the holders of our preferred stock, including the Series Preferred Stock, voting as a separate class, will have the right to elect two members of the board of directors at all times (regardless of the number of directors serving on the board of directors), such directors are referred to as our “Preferred Directors.” The holders of outstanding shares of our common stock together with the holders of outstanding shares of our preferred stock, voting together as a single class, will elect the remaining members of the board of directors. Under our certificate of incorporation, our directors are divided into three classes, with the term of one class expiring at each annual meeting of our stockholders. One of our Preferred Directors will be up for election at the annual meeting of our stockholders held in and the other Preferred Director will be up for election at the annual meeting of our stockholders held in .

Notwithstanding the foregoing, if (1) at the close of business on any Dividend Payment Date for dividends on any outstanding share of any preferred stock, including any outstanding shares of the Series Preferred Stock, accumulated dividends (whether or not earned or declared) on the shares of preferred stock, including the Series Preferred Stock, equal to at least two full years’ dividends shall be due and unpaid and sufficient cash or specified securities shall not have been deposited with the Redemption and Paying Agent or other applicable paying agent for the payment of such accumulated dividends; or (2) at any time holders of any shares of Series Preferred Stock, together with holders of shares of any of our outstanding preferred stock, are entitled under the 1940 Act to elect a majority of our directors (a period when either of the foregoing conditions exists, a “Voting Period”), then the number of members constituting our board of directors will automatically be increased by the smallest number of directors (each, a “New Preferred Director”) that, when added to the two Preferred Directors, would constitute a majority of our board of directors as so increased by such smallest number. The terms of office of the persons who are directors at the time of that election will not be affected by the election of the New Preferred Directors. If we thereafter shall pay, or declare and set apart for payment, in full all dividends payable on all outstanding shares of preferred stock, including the Series Preferred Stock, for all past Dividend Periods, or the Voting Period is otherwise terminated, (1) the voting rights stated above shall cease, subject always, however, to the re-vesting of such voting rights in the holders of shares of Series Preferred Stock upon the further occurrence of any of the events described herein, and (2) the terms of office of all of the New Preferred Directors will terminate automatically. Any preferred stock, including the Series Preferred Stock, issued after the date hereof will vote with the Series Preferred Stock as a single class on the matters described above, and the issuance of any other preferred stock by us may reduce the voting power of the holders of the Series Preferred Stock.

As soon as practicable after the accrual of any right of the holders of shares of preferred stock to elect New Preferred Directors, we will call a special meeting of such holders and notify the Redemption and Paying Agent and/or such other person as is specified in the terms of such preferred stock to receive notice, (i) by mailing or delivery by electronic means or (ii) in such other manner and by such other means as are specified in the terms of such preferred stock, a notice of such special meeting to such holders, such meeting to be held not less than 10 nor more than 30 calendar days after the date of the delivery by electronic means or mailing of such notice. If we fail to call such a special meeting, it may be called at our expense by any such holder on like notice. The record date for determining the holders of shares of preferred stock entitled to notice of and to vote at such special meeting shall be the close of business on the business day preceding the calendar day on which such notice is mailed. At any such special meeting and at each meeting of holders of shares of preferred stock held during a Voting Period at which directors are to be elected, such holders, voting together as a class (to the exclusion of the holders of all our other securities and classes of capital stock), will be entitled to elect the number of New Preferred Directors prescribed above on a one-vote-per-share basis.

Except as otherwise permitted by the terms of the certificate of designation, so long as any shares of the Series Preferred Stock are outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of shares of Series Preferred Stock, voting as a separate class, amend, alter or repeal the provisions of our certificate of incorporation or the certificate of designation for the Series Preferred Stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any preference, right or power of the Series Preferred Stock or the holders thereof; provided, however, that (i) a change in our capitalization as described under the heading “—Issuance of Additional Preferred Stock” will not be considered to materially and adversely affect the rights and preferences of the Series Preferred Stock, and (ii) a division of a share of the Series Preferred Stock will be deemed to affect such preferences, rights or powers only if the terms of such division materially and adversely affect the holders of Series Preferred Stock. For purposes of the foregoing, no matter shall be deemed to adversely affect any preference, right or power of a share of the Series Preferred Stock of such series or the holder thereof unless such matter (i) alters or abolishes any preferential right of such share of the Series Preferred Stock, or (ii) creates, alters or abolishes any right in respect of redemption of the Series Preferred Stock (other than as a result of a division of the Series Preferred Stock). So long as any shares of preferred stock are outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the preferred stock outstanding at the time, voting as a separate class, file a voluntary application for relief under federal bankruptcy law or any similar application under state law for so long as we are solvent and does not foresee becoming insolvent.

The affirmative vote of the holders of at least a “majority of the shares of our preferred stock,” including the shares of the Series Preferred Stock outstanding at the time, voting as a separate class, will be required (i) to approve any action requiring a vote of our security holders pursuant to Section 13(a) of the 1940 Act, or (ii) to approve any plan of “reorganization” (as such term is defined in Section 2(a)(33) of the 1940 Act) adversely affecting such shares of preferred stock. For purposes of the foregoing, the vote of a “majority of the outstanding shares of preferred stock” means the vote at an annual or special meeting duly called (a) of 67% or more of such shares present at a meeting, if the holders of more than 50% of such outstanding shares are present or represented by proxy at such meeting, or (b) of more than 50% of such outstanding shares, whichever is less.

For purposes of determining any rights of the holders of Series Preferred Stock to vote on any matter, whether such right is created by our certificate of incorporation, by the provisions of the certificate of designation for the Series Preferred Stock, by statute or otherwise, no holder of the Series Preferred Stock will be entitled to vote any shares of the Series Preferred Stock and no share of the Series Preferred Stock will be deemed to be “outstanding” for the purpose of voting or determining the number of shares required to constitute a quorum if, prior to or concurrently with the time of determination of shares entitled to vote or the time of the actual vote on the matter, as the case may be, the requisite Notice of Redemption with respect to such share of Series Preferred Stock will have been given in accordance with the certificate of designation, and the price for the redemption of such shares of Series Preferred Stock will have been irrevocably deposited with the Redemption and Paying Agent for that purpose. No shares of Series Preferred Stock held by us will have any voting rights or be deemed to be outstanding for voting or for calculating the voting percentage required on any other matter or other purposes.

Unless otherwise required by law or our certificate of incorporation, holders of the Series Preferred Stock will not have any relative rights or preferences or other special rights with respect to voting other than those specifically set forth in the certificate of designation for the Series Preferred Stock. The holders of shares of Series Preferred Stock will have no rights to cumulative voting. In the event that we fail to declare or pay any dividends on share of the Series Preferred Stock, the exclusive remedy of the holders will be the right to vote for additional directors as discussed above; provided that the foregoing does not affect our obligation to accumulate and, if permitted by applicable law and the certificate of designation for the Series Preferred Stock, pay dividends at the Default Rate as discussed above.

Issuance of Additional Preferred Stock

So long as any shares of Series Preferred Stock are outstanding, we may, without the vote or consent of the holders thereof, authorize, establish and create and issue and sell shares of one or more series of a class of our senior securities representing stock under Section 18 of the 1940 Act, ranking on parity with the Series Preferred Stock as to payment of dividends and distribution of assets upon dissolution, liquidation or the winding up of our affairs, including additional series of preferred stock, and authorize, issue and sell additional shares of any such series of preferred stock then outstanding or so established and created, in each case in accordance with applicable law, provided that we will, immediately after giving effect to the issuance of such additional preferred stock and to its receipt and application of the proceeds thereof, including to the redemption of preferred stock with such proceeds, have asset coverage of at least 200%.

Actions on Other than Business Days

Unless otherwise provided in the certificate of designation for the Series Preferred Stock, if the date for making any payment, performing any act or exercising any right is not a business day (i.e., a calendar day on which the NYSE is open for trading), such payment will be made, act performed or right exercised on the next succeeding business day, with the same force and effect as if made or done on the nominal date provided therefor, and, with respect to any payment so made, no dividends, interest or other amount will accrue for the period between such nominal date and the date of payment.

Modification

Without the consent of any holders of the Series Preferred Stock, our board of directors may amend or modify these terms of the Series Preferred Stock to cure any ambiguity, correct or supplement any provision herein which may be inconsistent with any other provision in our certificate of incorporation or make any other provisions with respect to matters or questions arising under these terms of the Series Preferred Stock that are not inconsistent with the provisions in our certificate of incorporation.

CAPITALIZATION

The following table sets forth our capitalization as of       , 20   :

•	on an actual basis; and

•	on a pro forma basis to give effect to the issuance and sale of shares of Series Preferred Stock in this offering based on a public offering price of $ per share, after deducting underwriting discounts and commissions of $ million and estimated offering expenses of approximately $ payable by us.

		Actual		As Adjusted
(Dollars in Thousands Except Per Unit and Per Share Data)
Assets:
Cash and cash equivalents	$		$
Investments at fair value
Total assets	$		$
Liabilities:
Other liabilities	$		$
Total liabilities	$		$
Net Assets applicable to shares of common stock	$		$
Net Assets consist of:
Paid in capital	$		$
Accumulated net realized gain (loss) on investment
Net unrealized appreciation (depreciation) on investments
Distributions in excess of net investment income
Total net assets

UNDERWRITING

are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of the Series Preferred Stock set forth opposite the underwriter’s name.

Underwriter	Shares

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the shares of the Series Preferred Stock are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all shares of the Series Preferred Stock (other than those covered by the overallotment option described below) if they purchase any of the shares of the Series Preferred Stock.

The underwriters propose to initially offer some shares of the Series Preferred Stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some shares of our common stock to certain dealers at the public offering price less a concession not in excess of $     per share of the Series Preferred Stock. The sales load of $         per share of the Series Preferred Stock is equal to % of the public offering price. If all of the shares of the Series Preferred Stock are not sold at the public offering price, the representatives may change the public offering price and other selling terms. Investors must pay for any shares purchased on or before             . The representatives have advised us that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.

The underwriters hold an option, exercisable for days from the date of this prospectus supplement, to purchase from us up to       additional shares of the Series Preferred Stock at the public offering price less the sales load. The underwriters may exercise the option solely for the purpose of covering overallotments, if any, in connection with this offering. To the extent such option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment.

Each of our directors and officers has agreed that, for a period of days from the date of this prospectus supplement, or the “Lock-up Period,” such party will not, without the prior written consent of              , on behalf of the underwriters, offer, pledge, sell, contract to sell or otherwise dispose of or agree to sell or otherwise dispose of, directly or indirectly or hedge any shares of the Series Preferred Stock, provided, however, that we may issue and sell shares pursuant to our dividend reinvestment plan and other limited exceptions.             in their sole discretion may release any of the securities subject to these lock-up agreements at any time.

[We intend to apply to list the shares of the Series Preferred Stock on the NYSE under the ticker symbol “                .”]

As part of our payment of our offering expenses, we have agreed to pay expenses related to the fees and disbursements of counsel to the underwriters, in an amount not to exceed $ in the aggregate, in connection with the review by the Financial Industry Regulatory Authority, Inc., or “FINRA,” of the terms of the sale of the Series Preferred Stock.

The following table shows the sales load to be paid to the underwriters solely by the Adviser in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of the Series Preferred Stock. This offering will conform with the requirements set forth in FINRA Rule 2310. The sum of all compensation to the underwriters in connection with this offering of shares, including the sales load, will not exceed % of the total public offering price of the shares sold in this offering.

	No Exercise	Full Exercise
Per share	$	$
Total	$	$

We, the Adviser and the Administrator have each agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Certain underwriters may make a market in the Series Preferred Stock. No underwriter is, however, obligated to conduct market-making activities and any such activities may be discontinued at any time without notice, at the sole discretion of the underwriter. No assurance can be given as to the liquidity of, or the trading market for, shares of the Series Preferred Stock as a result of any market-making activities undertaken by any underwriter. This prospectus supplement is to be used by any underwriter in connection with the offering and, during the period in which a prospectus must be delivered, with offers and sales of the shares in market-making transactions in the over-the-counter market at negotiated prices related to prevailing market prices at the time of the sale.

In connection with the offering,        , on behalf of the underwriters, may purchase and sell shares of the Series Preferred Stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of shares in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ overallotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. Transactions to close out the covered syndicate short position involve either purchases of shares in the open market after the distribution has been completed or the exercise of the overallotment option. The underwriters may also make “naked” short sales of shares in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when        repurchases of shares of the Series Preferred Stock originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of shares. They may also cause the price of the Series Preferred Stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE, or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that the total expenses of this offering, excluding the sales load, will be approximately $   million.

A prospectus supplement and an accompanying prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares of the Series Preferred Stock to underwriters for sale to their online brokerage account holders. The representatives will allocate shares of the Series Preferred Stock to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares of the Series Preferred Stock may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

We anticipate that, from time to time, certain underwriters may act as brokers or dealers in connection with the execution of our portfolio transactions after they have ceased to be underwriters and, subject to certain restrictions, may act as brokers while they are underwriters.

Certain underwriters may have performed investment banking and financial advisory services for us, the Adviser and our affiliates from time to time, for which they have received customary fees and expenses. Certain underwriters may, from time to time, engage in transactions with or perform services for us, our investment adviser and our affiliates in the ordinary course of business.

The principal business addresses of the representatives of the underwriters are:              .

LEGAL MATTERS

Certain legal matters in connection with the Series Preferred Stock will be passed upon for us by Dechert LLP, Boston, MA. Dechert LLP also represents the Adviser. Certain matters in connection with the offering will be passed upon for the underwriters by                      ..

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP, an independent registered public accounting firm located at 345 Park Avenue, New York, NY 10154, has been appointed as our independent registered public accounting firm.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form N-2 (file numbers 333-231921 and 811-23384), together with all amendments and related exhibits, under the Securities Act, with respect to the Series Preferred Stock offered by this prospectus. Our registration statement may be obtained from the SEC at www.sec.gov.

We will file with or submit to the SEC annual and semi-annual reports, proxy statements and other information meeting the informational requirements of the Exchange Act. This information is available free of charge by writing us at Eagle Point Income Company Inc., 600 Steamboat Road, Suite 202, Greenwich, CT 06830, Attention: Investor Relations, by telephone at (844) 810-6501, or on our website at www.eaglepointincome.com. Information on our website is not incorporated by reference into or a part of this prospectus.